Exhibit 10.1

SCICLONE PHARMACEUTICALS, INC.

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”) is effective as of February 26, 2015, by and between Robert King, (the “Executive”) and SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

RECITALS

A.The Executive presently serves as Senior Vice President,  Product Development and Supply Chain of the Company, and performs significant strategic and management responsibilities necessary to the continued conduct of the Company’s business and operations.

B.The Board of Directors of the Company (the “Board”) through its Compensation Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive of the Company.

C.The Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment without Cause that will provide the Executive with enhanced financial security and provide sufficient incentive and encouragement to the Executive to remain with the Company.

AGREEMENT

The Executive and the Company agree as set forth below:

1.Terms of Employment.  The Company and the Executive agree that the Executive’s employment is “at will” and that their employment relationship may be terminated by either party at any time, with or without Cause, and, if applicable, in accordance with Section 2 below.  If the Company terminates Executive’s employment without Cause, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.  During his employment with the Company, the Executive agrees to devote his full business time, energy and skill to his duties with the Company.  These duties shall include, but not be limited to, any duties consistent with the Executive’s position that may be assigned to the Executive from time to time by the Company or the Board.

2.Severance Benefits Upon Termination without Cause.  Subject to the limitations set forth in Sections 3 and 4 below, if the Executive’s employment with the Company is terminated without Cause, then the Executive shall be entitled to receive, in addition to the compensation and benefits earned by the Executive through the date of his termination, severance benefits as follows:

(a)The Executive shall be entitled to receive severance pay in the form of continuation of Employee's base salary in effect on Employee's termination date for twelve (12) months following such termination date.  These payments will be made on the Company’s ordinary payroll dates starting with the first pay date after the termination date, and will be subject to standard payroll deductions and withholdings.

(b)The Executive shall be entitled to receive a separation bonus equal to the gross amount of fifty percent (50%) of the total sum of the Executive’s performance bonus paid for the two (2) most recent fiscal years for which bonuses have been paid prior to the termination date.

(c)The Company shall, if permitted under the Company’s existing health insurance plans, continue the Executive’s existing group health insurance coverage.  If not so permitted, the Company shall reimburse the Executive for any COBRA premiums paid by the Executive for continued group health insurance coverage.  Such health insurance coverage or reimbursement of COBRA premiums shall continue until the earlier of (i) twelve (12) months after the date of the Executive’s Involuntary Termination or (ii) the date on which the Executive commences New Employment.

(d)Disability; Death.  If the Company terminates the Executive’s employment as a result of the Executive’s Disability, or death, then the Executive shall not be entitled to receive any severance pay or benefits under this Agreement.

3.Release of Claims; Resignation.  The Executive’s entitlement to any severance pay or benefits under Section 2 is conditioned upon the Executive’s execution and delivery to the Company of (a) a general release of known and unknown claims in the form attached hereto as Exhibit A and (b) a resignation from all of the Executive’s positions with the Company, including from the Board and any committees thereof on which the Executive serves, in a form satisfactory to the Company.

4.Parachute Payments.  In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (collectively, the “Payments”) would result in a “parachute payment” as described in section 280G of the Internal Revenue Code of 1986, as amended, notwithstanding the other provisions of this Agreement, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Executive.  For purposes of the foregoing, the greatest after-tax benefit will be determined within thirty (30) days of the occurrence of such payment to the Executive, in the Executive’s sole and absolute discretion.  If no such determination is made by the Executive within thirty (30) days of the occurrence of such payment, the Company will promptly make such determination in a fair and equitable manner.

5.Consulting Services.  During the twelve (12) months following any termination without Cause for which the Executive receives the severance pay and benefits described in Section 2, the Executive shall be retained by the Company as an independent contractor to provide consulting services to the Company at its request for up to ten (10) hours per week.  These services shall include any reasonable requests for information or assistance by the Company, including, but not limited to, the transition of the Executive’s duties.  Such services shall be provided at mutually convenient times.  For the actual provision of such services, the Company shall pay to the Executive a consulting fee of $1,000 on a full eight hour day basis, pro-rated for the number of hours of service, plus reasonable out-of-pocket expenses (for example, travel and lodging).

6.Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)“Cause” shall mean any of the following:

(i)the Executive’s theft, dishonesty, misconduct or falsification of any records of the Company, its successor, or any subsidiary of the Company or its successor (collectively, the “Company Group”);

(ii)the Executive’s misappropriation or improper disclosure of confidential or proprietary information of the Company Group;

(iii)any intentional action by the Executive which has a material detrimental effect on the reputation or business of the Company Group;

(iv)the Executive’s failure or inability to perform any reasonable assigned duties after written notice from the Company Group of, and a reasonable opportunity to cure, such failure or inability;

(v)any material breach by the Executive of any employment agreement between the Executive and the Company Group, which breach is not cured pursuant to the terms of such agreement; or

(vi)the Executive’s conviction of any criminal act which impairs the Executive’s ability to perform his duties for the Company Group.

(b)  “Disability” means the inability of the Executive, in the opinion of a qualified physician, to perform the essential functions of the Executive’s position with the Company Group, with or without reasonable accommodation, because of the sickness or injury of the Executive.

(c)  “New Employment” shall mean any employment obtained by the Executive after the termination of the Executive’s employment with the Company.

7.Nonsolicitation.  During his employment with the Company, and for a period of one (1) year following the termination of his employment for any reason, the Executive shall not directly or indirectly recruit, solicit, or induce any person who on the date hereof is, or who subsequently becomes, an executive, sales representative or consultant of the Company, to terminate his relationship with the Company.

8.Successors.

(a)Company’s Successors.  Any successor to the Company or to all or substantially all of the Company’s business and/or assets shall be bound by this Agreement in the same manner and to the same extent as the Company.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.

(b)Executive’s Successors.  All rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  The Executive shall have no right to assign any of his obligations or duties under this Agreement to any other person or entity.

9.Notice.

(a)General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to the Executive at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)Notice of Termination.  Any termination by the Company Group or the Executive of their employment relationship shall be communicated by a written notice of termination to the other party.

10.Miscellaneous Provisions.

(a)No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking New Employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b)Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d)Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)Arbitration.  In the event of any dispute or claim relating to or arising out of the Executive’s employment relationship with the Company, this Agreement, or the termination of the Executive’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, fraud or age, race, sex, national origin, disability or other discrimination or harassment), the Executive and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California.  Judgment

upon any decision or award rendered by the arbitrator may be entered in any court having jurisdiction over the matter.  The Executive and the Company knowingly and willingly waive their respective rights to have any such disputes or claims tried to a judge or jury.

(f)Prior Agreements; Controlling Agreement in the Case of a Change in Control.  This Agreement supersedes all prior understandings and agreements, whether written or oral, regarding the subject matter of this Agreement, provided, however, that the Change in Control Agreement dated February 26, 2015 (the “CIC Agreement”) between Executive and Company shall remain in place and is not amended or waived in any way hereby.  If Executive is entitled to receive severance benefits under the CIC Agreement, then the CIC Agreement shall be controlling.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SCICLONE PHARMACEUTICALS, INC.

By:	/s/ Friedhelm Blobel
FRIEDHELM BLOBEL

EXECUTIVE

/s/ Robert King
ROBERT KING

Exhibit A

RELEASE

In exchange for the severance pay and benefits described in the Executive Severance Agreement between SciClone Pharmaceuticals, Inc. (the “Company”) and me of February 26, 2015, I hereby release the Company, its parents and subsidiaries, and their officers, directors, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, and causes of action of every kind and nature, whether known or unknown, based upon or arising out of any agreements, events, acts, omissions or conduct at any time prior to and including the execution date of this Release, including, but not limited to:  all claims concerning my employment with the Company or the termination of that employment; all claims pursuant to any federal, state or local law, statute, or cause of action, including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; race, sex, age or other discrimination or harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I am knowingly, willingly and voluntarily releasing any claims I may have under the ADEA.  I acknowledge that the consideration given for the release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) this Release does not apply to any rights or claims that may arise after I sign it; (b) I have the right to consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release shall not be effective until the eighth day after it is signed by me.

In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown claims I may have, and I affirm that it is my intention to release all known and unknown claims that I have or may have against the parties released above.

This Release contains the entire agreement between the Company and me regarding the subjects above, and it cannot be modified except by a document signed by me and an authorized representative of the Company.

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EXECUTIVE
Date:____________________
ROBERT KING

SCICLONE PHARMACEUTICALS, INC.

Date:____________________	By:_______________________________________
Its:_______________________________________

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